Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated Owens-Illinois, Inc. 2005 Incentive Award Plan of our reports dated February 13, 2014 with respect to the consolidated financial statements and schedule of Owens-Illinois, Inc. and the effectiveness of internal control over financial reporting of Owens-Illinois, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toledo, Ohio
July 30, 2014